Exhibit 99.1

MORTON GROVE, IL., October 31, 2018 — Lifeway Foods, Inc. (Nasdaq:LWAY) today announced that it has appointed Amy Feldman as its Senior Executive Vice President of Sales. Amy previously held the top sales executive position for Lifeway Foods from 2009 through 2011 when Lifeway’s revenues grew over 60%. She returns to the company after serving in senior sales executive positions for KeHE, one of the largest specialty/natural/fresh distributors in the country, and leading natural food brand Enjoy Life Foods.

Amy has spent over 20 years in the food industry building business, brands, and teams, specifically within the Fresh and Natural Foods arena. She brings a unique global view of the industry to Lifeway, which includes time spent on multiple sides of the business including working as a retailer, broker, distributor, and several high growth food brands selling across all channels of trade. Most recently from 2017-2018, Amy served as the Executive Vice President of Sales at Next Phase Enterprises, a club and mass channel food sales firm. From 2015 through 2017, Ms. Feldman was Vice President of Sales, Channel Development for Mondelez International’s Enjoy Life Foods subsidiary where she was responsible for developing strategy and introducing the brand through various trade channels such as Foodservice, E-commerce, Small Format, and International. Prior to joining Enjoy Life, Amy was the Vice President of Sales, Independent Grocery Channel for Chicago-based KeHE Distributors from 2011-2015.

Amy began her career at Sara Lee and holds a Bachelor in Business Administration in Food Marketing from Western Michigan University, an MBA from Golden Gate University, and a Culinary Certificate from Kendall College.

About Lifeway Foods, Inc.

Lifeway Foods, Inc., recently named one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses, probiotic supplements and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are now sold across North America, Ireland and the United Kingdom. Learn how Lifeway is good for more than just you at Lifewaykefir.com.